Exhibit 99.1

News Release

Deere & Company Board Elects Brent Norwood as
Chief Financial Officer

MOLINE, Ill. (May 1, 2026) — Deere & Company (NYSE: DE) announced today that its Board of Directors has elected Brent Norwood, 44, as senior vice president and chief financial officer, effective May 1. Norwood’s appointment follows an internal and external search and a rigorous vetting process.

“Brent is a proven leader with deep financial expertise, strong strategic judgment, and a disciplined approach to capital allocation,” said John C. May, chairman and chief executive officer of Deere & Company. “His experience and perspective will be critical as we execute our strategy and deliver long-term value for our shareholders.”

Norwood has more than 20 years of experience at Deere and in the financial industry. Since 2023, he has served as vice president and finance director for the company’s Construction and Forestry division and John Deere Power Systems, with responsibility for financial planning and analysis, forecasting, capital budgeting, and strategic investments. He joined Deere as a program manager and later held roles in global marketing operations, corporate business development, and investor relations.

During his tenure, Norwood played an integral role in Deere’s acquisitions of Wirtgen and Blue River Technology and later helped shape the early foundations of the company’s Smart Industrial strategy and Leap Ambitions—goals designed to drive economic value and sustainability for customers. He was also recognized by Institutional Investor as the top investor relations professional and for the top investor relations program in the machinery sector.

Prior to joining Deere, Norwood worked in the investment industry, with experience spanning capital markets, equity research, and principal investing related to mergers and acquisitions, leveraged buyouts, and capital projects.

About Deere & Company

It doesn't matter if you've never driven a tractor, mowed a lawn, or operated a dozer. With John Deere's role in helping produce food, fiber, fuel, and infrastructure, we work for every single person on the planet. It all started nearly 200 years ago with a steel plow. Today, John Deere drives innovation in agriculture, construction, forestry, turf, power systems, and more.

For more information on Deere & Company, visit us at www.deere.com/en/news/.

Contact:

Jen Hartmann

Director, Public Relations

PublicRelations@JohnDeere.com